Exhibit 99
FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com
Applica Incorporated Reports 2006 Second-Quarter Financial Results
     Miramar, Florida (August 3, 2006) — Applica Incorporated (NYSE: APN) today announced that second-quarter sales for 2006 were $104.5 million compared to sales of $116.5 million in the same period in 2005. Sales for the first six months of 2006 were $208.5 million compared to sales of $228.9 million in the same period in 2005. The decline in consolidated sales during the first half of 2006 was the result of the product and customer profitability review, inventory management by key retailers and certain supply shortages, which primarily impacted the first quarter.
     Applica’s gross profit in the second quarter of 2006 was $31.0 million, an increase of 35.0% compared to $23.0 million for the second quarter of 2005. Gross profit margin was 29.7% in the three-month period ended June 30, 2006 as compared to 19.7% for the same period in 2005. Gross profit for the second quarter of 2006 included the sale of products produced in Mexico that included $0.9 million of capitalized losses related to the closure of Applica’s Mexican manufacturing facility.
     Applica’s gross profit in the first half of 2006 was $55.6 million, an increase of 33.4% compared to $41.7 million for the first half of 2005. Gross profit margin was 26.7% in the six-month period ended June 30, 2006 as compared to 18.2% for the same period in 2005. Gross profit for the first half of 2006 included the following:
•	$3.7 million related to a product recall; and

•	the sale of products produced in Mexico that included $2.7 million of capitalized losses related to the closure of Applica’s Mexican manufacturing facility.
Gross profits in the second quarter and the first half of 2005 were negatively impacted by:
•	inventory write-downs related to an adjustment to the net realizable value of two products ($3.4 million for the second quarter and $12.8 million for the first half of 2005);

•	higher product warranty returns and related expenses primarily related to manufacturing transition issues in Mexico and China ($1.2 million for the second quarter and $4.5 million for the first half of 2005); and

•	losses in the Mexico manufacturing operations related to our transition from manufacturing to sourcing ($5.0 million for the second quarter and $7.9 million in the first half of 2005).
     Operating expenses in the second quarter of 2006 were $33.6 million, or 32.2% of sales, as compared to $38.3 million, or 32.9% of sales in the second quarter of 2005. Operating expenses in the first half of 2006 were $67.8 million, or 32.5% of sales, and included $1.8 million in consulting fees related to the engagement of Alvarez & Marsal, LLP and $500,000 in administrative expenses related to the closure of the Mexican manufacturing facility. Operating expenses for the first half of 2005 were $77.6 million, or 33.9% of sales.

     Depreciation and amortization expenses were $1.9 million in the second quarter of 2006 and $3.8 million for the first half of 2006. Depreciation and amortization expenses were $4.3 million in the second quarter of 2005 and $7.8 million for the first half of 2005.
     Applica reported a net loss for the second quarter of 2006 of $6.0 million, or $0.25 per diluted share, compared to a net loss of $18.5 million, or $0.77 per diluted share, for the 2005 second quarter. Applica reported a net loss for the first half of 2006 of $18.9 million, or $0.78 per diluted share, compared to a net loss of $41.5 million, or $1.72 per diluted share, for the first six months of 2005.
     As of June 30, 2006, Applica had approximately $117.4 million in total debt outstanding and approximately $38.9 million of availability under its senior credit facility. As of August 1, 2006, Applica had approximately $128.9 million in total debt outstanding and approximately $42.1 million of availability under its senior credit facility. Applica must maintain a minimum average monthly availability of $13 million and a minimum daily availability of $10 million pursuant to the terms of its senior credit facility.
     On July 23, 2006, Applica, NACCO Industries, Inc. (“NACCO”), and HB-PS Holding Company, Inc., a wholly owned subsidiary of NACCO (“Hamilton Beach/Proctor-Silex”), entered into definitive agreements whereby NACCO will spin off its Hamilton Beach/Proctor-Silex business to NACCO’s stockholders and, immediately after the spin-off, Applica will merge with and into Hamilton Beach/Proctor-Silex. The combined public company will be named Hamilton Beach, Inc. Pursuant to the Agreement and Plan of Merger, the outstanding shares of Applica common stock will be converted into the right to receive a number of shares of Hamilton Beach, Inc. Class A common stock equal to 25 percent of the aggregate number of shares of Hamilton Beach, Inc. common stock outstanding immediately following the merger.
     Harry D. Schulman, Applica’s Chairman, President and Chief Executive Officer, stated, “Earlier this year, we launched a review of strategic alternatives to deliver enhanced shareholder value, and we are pleased about this exciting combination that clearly meets this objective. We have made solid progress in our restructuring initiatives over the past year and our efforts are beginning to yield positive results. I’m encouraged that our financial performance has been improving steadily due to what we believe are some very proper and responsible actions to control costs and enhance performance. We have solidly restructured the organization and the results are becoming evident.”
     “However, in addition to performance improvement programs, we believe that enhanced scale is critical to succeed in today’s environment,” Mr. Schulman stated. “The proposed merger will enable us to become part of a larger organization with a greater breadth of products, a strengthened international presence and an expanded retailer network. We believe this combination will allow us to better realize the value of our existing assets and take advantage of our strong brand equity, while offering our shareholders the opportunity to participate in substantial value creation through Hamilton Beach, Inc.”
     The transaction, which was approved by the Board of Directors of Applica, will be tax-free to shareholders of Applica. The transaction is subject to approval by Applica’s stockholders and to regulatory approvals and other customary closing conditions.
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded and private-label small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. Additional information regarding the company is available at www.applicainc.com.
     Certain matters discussed in this news release are forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “Applica believes,” “intends,” “expects,” and similar words or phrases. The forward-looking statements are subject to certain risks, uncertainties or assumptions and may be affected by certain other factors, including the follow factors:
•	We may not be able to obtain governmental approvals of the proposed spin-off and merger on the proposed terms and schedule.

•	We may not be able to obtain approval of the merger from our shareholders.

•	The new company may not be able to integrate the two businesses successfully.

•	The new company may not be able to fully realize the anticipated cost savings and synergies from the proposed transaction within the proposed time frame.

•	There may be significant disruption from the spin-off and merger making it more difficult to maintain relationships with customers, employees or suppliers.

•	The new company may not be able to obtain New York Stock Exchange or NASDAQ approval for the listing of its common stock.

•	The new company may not be able to effect a registration statement concerning the shares of the new company to be distributed to Applica shareholders.

•	Customers may not accept the new combined entity.

•	We purchase a large number of products from one supplier. Production-related risks, interruption of product shipments or demand for shorter credit terms from this supplier could jeopardize our ability to realize anticipated sales and profits.

•	We are dependent on key personnel and the loss of these key personnel could have a material adverse effect on our success.

•	The New York Stock Exchange has notified us that we are not in compliance with its continued listing criteria. If we are delisted by the NYSE, the price and liquidity of our common stock will be negatively affected.

•	We depend on third party suppliers for the manufacturing of all of our products which subjects us to additional risks.

•	Our business involves the potential for product recalls and product liability claims against us.

•	The failure of our business strategy could have a material adverse effect on our business.

•	Our business could be adversely affected by fluctuation of the Chinese currency.

•	We depend on purchases from several large customers and any significant decline in these purchases or pressure from these customers to reduce prices could have a negative effect on our business.

•	Increases in costs of products will reduce our profitability.
     Other risks and uncertainties are detailed in Applica’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2005. Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements of Applica may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.
     Investors and security holders are urged to read the registration statement on Form S-4 and the proxy statement/prospectus/information statement included within the registration statement on Form S-4 when it becomes available and any other relevant documents to be filed with the SEC in connection with the proposed transaction because they will contain important information about Hamilton Beach/Proctor-Silex, Applica and NACCO and the proposed transaction.
     Investors and security holders may obtain free copies of these documents when they become available through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC by Applica may be obtained free of charge by directing such requests to Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027, Attention: Investor Relations ((954) 883-1000), or from Applica’s website at www.applicainc.com. The documents filed with the SEC by Hamilton Beach/Proctor-Silex may be obtained free of charge by directing such requests to HB-PS Holding Company, Inc., 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Investor Relations ((804) 527-7166), or from Hamilton Beach/Proctor-Silex’s website at www.hamiltonbeach.com. The documents filed with the SEC by NACCO may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations ((440) 449-9669), or from NACCO Industries, Inc.’s website at www.nacco.com.
     Applica, Hamilton Beach/Proctor-Silex and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from Applica shareholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction will be included in the registration statement on Form S-4 and proxy statement/prospectus/information statement included within the registration statement on Form S-4. In addition, information about Applica’s directors, executive officers and members of management is contained in Applica Incorporated’s most recent proxy statement, which is available on Applica’s website and at www.sec.gov. Additional information regarding the interests of such potential participants will be included in the registration statement on Form S-4, the proxy statement/prospectus/ information statement contained therein and other relevant documents filed with the SEC.

Applica Incorporated and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value data)

	June 30, 2006	December 31,
	(Unaudited)	2005
Assets

Current Assets:
Cash and cash equivalents	$6,721	$4,464
Accounts and other receivables, less allowances of $7,004 in 2006 and $8,773 in 2005	87,203	140,479
Inventories	99,947	101,638
Prepaid expenses and other	10,392	11,137
Refundable income taxes	3,645	3,661
Future income tax benefits	1,269	1,249

Total current assets	209,177	262,628
Property, Plant and Equipment - at cost, less accumulated depreciation of $49,652 in 2006 and $46,755 in 2005	17,722	19,715
Future Income Tax Benefits, Non-Current	9,035	9,185
Intangibles, Net	1,374	1,765
Other Assets	3,184	3,989

Total Assets	$240,492	$297,282

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$38,196	$33,682
Accrued expenses	36,862	50,034
Short-term debt	41,665	69,524
Current taxes payable	3,663	3,747
Deferred rent	884	919

Total current liabilities	121,270	157,906
Other Long-Term Liabilities	383	475
Long-Term Debt	75,750	75,750
Shareholders’ Equity:
Common stock — authorized: 75,000 shares of $0.10 par value; issued and outstanding:
24,487 shares in 2006 and 24,179 in 2005	2,449	2,418
Paid-in capital	160,064	159,226
Accumulated deficit	(114,683)	(95,749)
Accumulated other comprehensive loss	(4,741)	(2,744)

Total shareholders’ equity	43,089	63,151

Total Liabilities and Shareholders’ Equity	$240,492	$297,282

Applica Incorporated and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,
	2006		2005
	(In thousands, except per share data)
Net sales	$104,491	100.0%	$116,458	100.0%
Cost of sales:
Cost of goods sold	73,496	70.3	89,256	76.6
Restructuring charges	—	—	4,243	3.6

	73,496	70.3	93,499	80.3

Gross profit	30,995	29.7	22,959	19.7

Operating expenses	33,648	32.2	38,310	32.9

Operating loss	(2,653)	(2.5)	(15,351)	(13.2)

Other expense (income):
Interest expense	2,681	2.6	2,641	2.3
Interest and other income	(213)	(0.2)	(515)	(0.4)

	2,468	2.4	2,126	1.8

Loss before income taxes	(5,121)	(4.9)	(17,477)	(15.0)
Income tax provision	854	0.8	1,024	0.9

Net loss	$(5,975)	(5.7)%	$(18,501)	(15.9)%

Loss per common share:
Loss per common share — basic and diluted	$(0.25)		$(0.77)

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Six Months Ended June 30,
	2006		2005
	(In thousands, except per share data)
Net sales	$208,500	100.0%	$228,907	100.0%
Cost of sales:
Cost of goods sold	152,880	73.3	182,077	79.5
Restructuring charges	—	—	5,143	2.2

	152,880	73.3	187,220	81.8

Gross profit	55,620	26.7	41,687	18.2

Operating expenses	67,828	32.5	77,553	33.9

Operating loss	(12,208)	(5.9)	(35,866)	(15.7)

Other expense (income):
Interest expense	5,459	2.6	5,083	2.2
Interest and other income	(249)	(0.1)	(790)	(0.3)

	5,210	2.5	4,293	1.9

Loss before income taxes	(17,418)	(8.4)	(40,159)	(17.5)
Income tax provision	1,516	0.7	1,298	0.6

Net loss	$(18,934)	(9.1)%	$(41,457)	(18.1)%

Loss per common share:
Loss per common share — basic and diluted	$(0.78)		$(1.72)